Exhibit 99.1

Media Contact:	John Fuller 216.689.8140	Analyst Contact:	Vernon L. Patterson 216.689.0520

Key Media Newsroom:	www.Key.com/newsroom	Investor Relations Information:	www.Key.com/ir

FOR IMMEDIATE RELEASE

KEYCORP REPORTS SECOND QUARTER 2003 EARNINGS

•	EPS of $0.53

•	Revenue grows from first quarter; net interest margin stable

•	Strong core deposit growth

•	Continued improvement in asset quality

•	Capital strength continues; 3 million shares repurchased

CLEVELAND, July 18, 2003 – KeyCorp (NYSE: KEY) today announced second quarter net income of $225 million, or $0.53 per diluted common share. These results compare with net income of $217 million, or $0.51 per share, for the first quarter of 2003.

     “Key’s second quarter results reflected improved performance trends relative to our first quarter,” said Chairman and Chief Executive Officer Henry L. Meyer III. “In that regard:

•	Revenue grew by $52 million in the second quarter from the first quarter, driven by increases in both net interest income and noninterest income.

•	Average core deposits increased during the quarter by an annualized 9%.

•	Asset quality continued to improve as the level of Key’s nonperforming loans declined for the third consecutive quarter and net loan charge-offs fell to their lowest level since the first quarter of 2001.

     “Over the remainder of the year, I expect improvement in our business fundamentals and modest earnings growth. We will continue to take advantage of opportunities, such as our recently announced acquisition of Newbridge Partners, a growth equity investment management firm based in New York City, to ensure that we are well positioned for the anticipated economic rebound. For the full year, we are comfortable with the current analysts’ consensus estimate for earnings per share of $2.13.”

SUMMARY OF CONSOLIDATED RESULTS

     Taxable-equivalent net interest income improved to $710 million for the second quarter of 2003 from $703 million in the previous quarter. Key’s net interest margin of 3.85% was essentially unchanged from the first quarter, while average earning assets grew by $510 million. The increase in earning assets was due primarily to continued growth in home equity lending and a higher level of securities available for sale. Compared with the second quarter of 2002, taxable-equivalent net interest income decreased by $11 million as the negative effect of a lower net interest margin more than offset the effect of a 2% increase in average earning assets.

KeyCorp Reports Second Quarter 2003 Earnings
July 18, 2003

     The combination of a soft economy and significant growth in core deposits was a factor in both comparisons. Over the past twelve months, core deposit growth has exceeded net loan growth. The excess funds have been either invested in securities or used to reduce wholesale funding. Although these actions improved Key’s liquidity, the weak demand for commercial loans has placed pressure on the net interest margin. This pressure is expected to continue as a result of the Federal Reserve’s most recent cut in interest rates in June 2003.

     Key’s noninterest income was $434 million for the second quarter of 2003, up from $397 million for the prior quarter. Improved results from principal investing (up $22 million) and growth in non-yield-related loan fees (up $9 million) were the primary drivers of the increase. Compared with the year-ago quarter, noninterest income decreased by $14 million, reflecting a $27 million decline in income from trust and investment services. Of the $27 million decrease, $14 million is attributable to the June 2002 sale of Key’s 401(k) plan recordkeeping business. The remainder is attributable primarily to a decline over the past year in the market value of assets under management.

     Noninterest expense of $688 million for the second quarter of 2003 was up from $657 million in the prior quarter due primarily to higher incentive compensation accruals, an increase in marketing expense and professional fees incurred to enhance Key’s sales management systems. Compared with the second quarter of 2002, noninterest expense grew by $23 million, or 3%. The largest increases occurred in professional fees and the cost of employee benefits.

ASSET QUALITY

     Key’s provision for loan losses was $125 million for the second quarter of 2003, down from $130 million for the first quarter of 2003 and $135 million for the year-ago quarter.

     Net loan charge-offs for the quarter totaled $141 million, or 0.90% of average loans, compared with $161 million, or 1.04%, for the previous quarter and $203 million, or 1.27%, for the year-ago quarter. Included in second quarter 2003 net charge-offs are $17 million of losses charged to the now depleted portion of Key’s allowance for loan losses that had been segregated in connection with management’s decision to discontinue many credit-only relationships in the leveraged financing and nationally syndicated lending businesses and to facilitate sales of distressed loans in other portfolios. Considering the progress that has been made in exiting the commitments related to these two portfolios, management believes that it is no longer necessary to segregate the run-off portfolio for reporting purposes.

     During the second quarter, Key’s nonperforming loans decreased by $67 million, primarily due to reductions in the structured finance and health care portfolios. Nonperforming loans represented 1.32% of loans outstanding at June 30, 2003, down from 1.44% at March 31, 2003, and 1.50% at June 30, 2002. Nonperforming assets represented 1.42% of loans, other real estate owned and other nonperforming assets at June 30, 2003, compared with 1.54% at March 31, 2003, and 1.56% a year ago. Key’s allowance for loan losses stood at $1.4 billion, or 2.22% of loans outstanding at June 30, 2003, compared with $1.4 billion, or 2.27% at March 31, 2003, and $1.5 billion, or 2.41% at June 30, 2002. At June 30, 2003, the allowance for loan losses represented 168% of nonperforming loans, compared with 157% at March 31, 2003, and 161% a year ago.

KeyCorp Reports Second Quarter 2003 Earnings
July 18, 2003

CAPITAL

     Key’s capital ratios continued to exceed all “well-capitalized” regulatory benchmarks at June 30, 2003. During the second quarter, Key repurchased 3 million of its common shares under an authorization that allows for the repurchase of up to 25 million shares. At June 30, 2003, there were 8.8 million shares remaining for repurchase under this authorization. Key’s tangible equity to tangible assets ratio was 6.90% at quarter end, compared with 6.71% at March 31, 2003, and 6.69% at June 30, 2002.

LINE OF BUSINESS RESULTS

     The table below summarizes the contribution made by each major business group to Key’s taxable-equivalent revenue and net income for the periods presented. The specific lines of business that comprise each of the major business groups are described under the heading “Line of Business Descriptions.” For more detailed financial information pertaining to each business group and its respective lines of business, see the last three pages of this release.

Major Business Groups

				Percent change 2Q03 vs.

dollars in millions	2Q03	1Q03	2Q02	1Q03	2Q02

Revenue (taxable equivalent)
Consumer Banking	$581	$559	$573	3.9%	1.4%
Corporate and Investment Banking	385	369	381	4.3	1.0
Investment Management Services	187	192	221	(2.6)	(15.4)
Other Segments	23	—	—	N/M	N/M

Total segments	1,176	1,120	1,175	5.0	.1
Reconciling Items	(32)	(20)	(6)	(60.0)	(433.3)

Total	$1,144	$1,100	$1,169	4.0	(2.1)

Net income (loss)
Consumer Banking	$100	$93	$108	7.5%	(7.4)%
Corporate and Investment Banking	92	95	95	(3.2)	(3.2)
Investment Management Services	15	20	31	(25.0)	(51.6)
Other Segments	19	6	5	216.7	280.0

Total segments	226	214	239	5.6	(5.4)
Reconciling Items	(1)	3	7	N/M	N/M

Total	$225	$217	$246	3.7	(8.5)

N/M = Not Meaningful

KeyCorp Reports Second Quarter 2003 Earnings
July 18, 2003

Consumer Banking

				Percent change 2Q03 vs.

dollars in millions	2Q03	1Q03	2Q02	1Q03	2Q02

Summary of operations
Net interest income (TE)	$459	$445	$448	3.1%	2.5%
Noninterest income	122	114	125	7.0	(2.4)

Total revenue (TE)	581	559	573	3.9	1.4
Provision for loan losses	65	78	70	(16.7)	(7.1)
Noninterest expense	356	332	331	7.2	7.6

Income before income taxes (TE)	160	149	172	7.4	(7.0)
Allocated income taxes and TE adjustments	60	56	64	7.1	(6.3)

Net income	$100	$93	$108	7.5	(7.4)

Percent of consolidated net income	44%	43%	44%	N/A	N/A

Average balances
Loans	$28,827	$28,428	$27,926	1.4%	3.2%
Total assets	31,251	30,853	30,268	1.3	3.2
Deposits	34,781	34,360	33,976	1.2	2.4

TE = Taxable Equivalent, N/A = Not Applicable

Additional Consumer Banking Data				Percent change 2Q03 vs.

dollars in billions	2Q03	1Q03	2Q02	1Q03	2Q02

Average deposits outstanding
Noninterest-bearing	$5,421	$5,298	$5,057	2.3%	7.2%
Money market deposit accounts and other savings	15,178	14,544	12,869	4.4	17.9
Time	14,182	14,518	16,050	(2.3)	(11.6)

Total deposits	$34,781	$34,360	$33,976	1.2	2.4

Home equity loans
Retail Banking and Small Business
Average balance	$8.0	$7.7	$6.9
Average loan-to-value ratio	72%	72%	73%
Percent first lien positions	56	53	47
National Home Equity
Average balance	$5.1	$5.0	$4.9
Average loan-to-value ratio	75%	78%	76%
Percent first lien positions	81	82	83

Other data
On-line clients / percent penetration	665,781/35%	623,039/33%	489,632/28%
KeyCenters	903	911	905
Automated teller machines	2,159	2,179	2,284

     Net income for Consumer Banking was $100 million for the second quarter of 2003, representing an $8 million decrease from the year-ago quarter. The decline was attributable to a reduction in noninterest income and a higher level of noninterest expense. These negative changes were partially offset by an increase in taxable-equivalent net interest income and a lower provision for loan losses.

     Taxable-equivalent net interest income grew by $11 million, or 2%, from the second quarter of 2002, due largely to an improved interest rate spread on earning assets, a 3% increase in average loans outstanding, primarily in the home equity and commercial portfolios, and a higher level of core deposits. These positive results were offset in part by a decline in yield-related loan fees associated with our efforts to exit the automobile leasing business.

KeyCorp Reports Second Quarter 2003 Earnings
July 18, 2003

     Noninterest income decreased by $3 million, or 2%, due primarily to a $10 million reduction in service charges on deposit accounts generated by the Retail Banking line of business. The decrease in deposit service charges reflects lower overdraft fees, as well as the introduction of free checking products during the second half of 2002. The overall reduction in noninterest income was moderated, however, by increases in mortgage loan processing fees and net gains from loan sales, both in the National Home Equity unit.

     Noninterest expense rose by $25 million, or 8%, from the second quarter of 2002. Increases in personnel expense, professional fees and various indirect charges accounted for the increase.

     The provision for loan losses decreased by $5 million, or 7%, reflecting a lower level of net charge-offs in the Indirect Lending unit. This improvement was largely the result of Key’s decision in 2001 to exit the automobile leasing business and to scale back indirect prime automobile lending to footprint markets.

Corporate and Investment Banking

				Percent change 2Q03 vs.

dollars in millions	2Q03	1Q03	2Q02	1Q03	2Q02

Summary of operations
Net interest income (TE)	$261	$259	$269	.8%	(3.0)%
Noninterest income	124	110	112	12.7	10.7

Total revenue (TE)	385	369	381	4.3	1.0
Provision for loan losses	56	50	59	12.0	(5.1)
Noninterest expense	182	167	169	9.0	7.7

Income before income taxes (TE)	147	152	153	(3.3)	(3.9)
Allocated income taxes and TE adjustments	55	57	58	(3.5)	(5.2)

Net income	$92	$95	$95	(3.2)	(3.2)

Percent of consolidated net income	41%	44%	39%	N/A	N/A

Average balances
Loans	$28,172	$28,391	$29,668	(.8)%	(5.0)%
Total assets	32,566	32,832	32,966	(.8)	(1.2)
Deposits	4,147	4,039	3,104	2.7	33.6

TE = Taxable Equivalent, N/A = Not Applicable

     Net income for Corporate and Investment Banking was $92 million for the second quarter of 2003, down from $95 million for the same period last year. A reduction in taxable-equivalent net interest income and higher noninterest expense accounted for the decrease. These negative changes were offset by an increase in noninterest income and a lower provision for loan losses.

     Taxable-equivalent net interest income decreased by $8 million, or 3%, from the second quarter of 2002 due primarily to a less favorable interest rate spread on deposits and other funding sources, as well as a decline in average loans outstanding. The adverse effect of these factors was partially offset by the positive effect of deposit growth.

     Noninterest income increased by $12 million, or 11%, due primarily to increases in non-yield-related loan fees and net gains from loan sales in the KeyBank Real Estate Capital line of business. In addition, results benefited from higher net gains from the residual values of leased equipment in Key Equipment Finance. These positive changes were partially offset by lower income from investment banking and capital markets activities, mainly in the Corporate Banking line.

KeyCorp Reports Second Quarter 2003 Earnings
July 18, 2003

     Noninterest expense increased by $13 million, or 8%, due primarily to increases in the cost of employee benefits, business and franchise taxes, and various indirect charges.

Investment Management Services

				Percent change 2Q03 vs.

dollars in millions	2Q03	1Q03	2Q02	1Q03	2Q02

Summary of operations
Net interest income (TE)	$61	$59	$57	3.4%	7.0%
Noninterest income	126	133	164	(5.3)	(23.2)

Total revenue (TE)	187	192	221	(2.6)	(15.4)
Provision for loan losses	4	2	6	100.0	(33.3)
Noninterest expense	159	158	166	.6	(4.2)

Income before income taxes (TE)	24	32	49	(25.0)	(51.0)
Allocated income taxes and TE adjustments	9	12	18	(25.0)	(50.0)

Net income	$15	$20	$31	(25.0)	(51.6)

Percent of consolidated net income	7%	9%	13%	N/A	N/A

Average balances
Loans	$5,031	$4,957	$4,892	1.5%	2.8%
Total assets	6,022	5,924	5,874	1.7	2.5
Deposits	5,939	5,216	3,583	13.9	65.8

TE = Taxable Equivalent, N/A = Not Applicable

Additional Investment Management Services Data

dollars in billions	2Q03	1Q03	2Q02

Assets under management	$63.3	$60.8	$70.7
Nonmanaged and brokerage assets	61.5	57.0	72.0

     Net income for Investment Management Services was $15 million for the second quarter of 2003, down from $31 million in the second quarter of last year. The decrease was attributable to a significant reduction in noninterest income. This reduction was substantially offset by an increase in taxable-equivalent net interest income and decreases in both noninterest expense and the provision for loan losses.

     Taxable-equivalent net interest income increased by $4 million, or 7%, from the second quarter of 2002. The growth was due primarily to an improved interest rate spread on earning assets, combined with strong growth in average deposits.

     Noninterest income decreased by $38 million, or 23%, as market-sensitive businesses continue to be adversely affected by the weak economy. The reduction was due primarily to an aggregate decline of $29 million in trust and investment services income in the McDonald Financial Group and in Victory Capital Management. This decline was largely attributable to a decrease over the past year in the market value of assets under management, as well as reduced revenue resulting from the June 2002 sale of Key’s 401(k) plan recordkeeping business. Funds that clients elected to move from money market funds under management to FDIC insured deposit accounts with Key also contributed to the decline.

     Noninterest expense decreased by $7 million, or 4%, due primarily to lower variable compensation expense associated with revenue generation.

KeyCorp Reports Second Quarter 2003 Earnings
July 18, 2003

Other Segments

     Other segments consist primarily of Treasury, Principal Investing and the net effect of funds transfer pricing. These segments generated net income of $19 million for the second quarter of 2003, compared with net income of $5 million for the same period last year. The improvement reflects net gains of $20 million ($12 million after tax) from principal investing in the second quarter of 2003, compared with net losses of less than $2 million for the year-ago quarter.

Line of Business Descriptions

Consumer Banking
Retail Banking provides individuals with branch-based deposit and investment products, personal finance services and loans, including residential mortgages, home equity and various types of installment loans.

Small Business provides businesses that have annual sales revenues of $10 million or less with deposit, investment and credit products, and business advisory services.

Consumer Finance consists of two primary business units: Indirect Lending and National Home Equity.

Indirect Lending offers automobile and marine loans to consumers through dealers and finances inventory for automobile and marine dealers. This business unit also provides education loans, insurance and interest-free payment plans for students and their parents.

National Home Equity provides both prime and nonprime mortgage and home equity loan products to individuals. These products originate outside of Key’s retail branch system. This business unit also works with mortgage brokers and home improvement contractors to provide home equity and home improvement solutions.

Corporate and Investment Banking
Corporate Banking provides a full array of products and services to large corporations, middle-market companies, financial institutions and government organizations. These products and services include: financing, treasury management, investment banking, derivatives and foreign exchange, equity and debt trading, and syndicated finance.

KeyBank Real Estate Capital provides construction and interim lending, permanent debt placements and servicing, and equity and investment banking services to developers, brokers and owner-investors. This line of business deals exclusively with nonowner-occupied properties (i.e., generally properties for which the owner occupies less than 60% of the premises).

Key Equipment Finance meets the equipment leasing needs of companies worldwide and provides equipment manufacturers, distributors and resellers with financing options for their clients. Lease financing receivables and related revenues are assigned to other lines of business (primarily Corporate Banking) if those businesses are principally responsible for maintaining the relationship with the client.

KeyCorp Reports Second Quarter 2003 Earnings
July 18, 2003

Investment Management Services
Investment Management Services consists of two primary business units: Victory Capital Management and McDonald Financial Group.

Victory Capital Management manages or gives advice regarding investment portfolios for a national client base, including corporations, labor unions, not-for-profit organizations, governments and individuals. These portfolios may be managed in separate accounts, common funds or the Victory family of mutual funds.

McDonald Financial Group offers financial, estate and retirement planning and asset management services to assist high-net-worth clients with their banking, brokerage, trust, portfolio management, insurance, charitable giving and related needs.

     Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of approximately $85 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. The company’s businesses deliver their products and services through 903 KeyCenters and offices; a network of 2,159 ATMs; telephone banking centers (1.800.KEY2YOU); and a Web site, Key.com,® that provides account access and financial products 24 hours a day.

Notes to Editors:

A live Internet broadcast of KeyCorp’s conference call to discuss quarterly earnings and currently anticipated earnings trends and to answer analysts’ questions can be accessed through the Investor Relations section at www.Key.com/ir at 9:00 a.m. ET, on Friday, July 18, 2003. A tape of the call will be available through July 25.

For up-to-date company information, media contacts and facts and figures about Key’s lines of business visit our Media Newsroom at www.Key.com/newsroom.

This news release contains forward-looking statements about issues like anticipated earnings outlook, asset quality trends and anticipated improvement in profitability and competitiveness. Forward-looking statements by their nature are subject to assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: changes in interest rates; continued weakness in the economy which could materially impact credit quality trends and the ability to generate loans; failure of the capital markets to function consistent with customary levels; delay in or inability to execute strategic initiatives designed to grow revenues and/or manage expenses; consummation of significant business combinations or divestitures; new legal obligations or restrictions or unfavorable resolution of litigation; further disruption in the economy and the general business climate as a result of terrorist activities or military actions; and changes in accounting, tax or regulatory practices or requirements.

###

KeyCorp Reports Second Quarter 2003 Earnings
July 18, 2003

Financial Highlights
(dollars in millions, except per share amounts)

	Three months ended

	6-30-03	3-31-03	6-30-02

Summary of operations
Net interest income (TE)	$710	$703	$721
Noninterest income	434	397	448

Total revenue (TE)	1,144	1,100	1,169
Provision for loan losses	125	130	135
Noninterest expense	688	657	665
Net income	225	217	246

Per common share
Net income	$.53	$.51	$.58
Net income — assuming dilution	.53	.51	.57
Cash dividends paid	.305	.305	.30
Book value at period end	16.60	16.32	15.46
Market price at period end	25.27	22.56	27.30

Performance ratios
Return on average total assets	1.07%	1.05%	1.21%
Return on average equity	12.98	12.91	15.16
Net interest margin (TE)	3.85	3.86	3.98

Capital ratios at period end
Equity to assets	8.18%	7.98%	7.96%
Tangible equity to tangible assets	6.90	6.71	6.69
Tier 1 risk-based capital[a]	8.20	8.22	8.23
Total risk-based capital[a]	12.52	12.62	12.29
Leverage[a]	8.12	8.12	8.14

Asset quality
Net loan charge-offs	$141	$161	$203
Net loan charge-offs to average loans	.90%	1.04%	1.27%
Allowance for loan losses	$1,405	$1,421	$1,539
Allowance for loan losses to period-end loans	2.22%	2.27%	2.41%
Allowance for loan losses to nonperforming loans	167.86	157.19	160.82
Nonperforming loans at period end	$837	$904	$957
Nonperforming assets at period end	897	968	995
Nonperforming loans to period-end loans	1.32%	1.44%	1.50%
Nonperforming assets to period-end loans plus OREO and other nonperforming assets	1.42	1.54	1.56

Other data
Average full-time equivalent employees	19,999	20,447	20,903
KeyCenters	903	911	905

Taxable-equivalent adjustment	$14	$22	$38

KeyCorp Reports Second Quarter 2003 Earnings
July 18, 2003

Financial Highlights (continued)
(dollars in millions, except per share amounts)

	Six months ended

	6-30-03	6-30-02

Summary of operations
Net interest income (TE)	$1,413	$1,423
Noninterest income	831	891

Total revenue (TE)	2,244	2,314
Provision for loan losses	255	271
Noninterest expense	1,345	1,326
Net income	442	486

Per common share
Net income	$1.04	$1.14
Net income — assuming dilution	1.03	1.13
Cash dividends paid	.61	.60

Performance ratios
Return on average total assets	1.06%	1.21%
Return on average equity	12.94	15.34
Net interest margin (TE)	3.86	3.96

Asset quality
Net loan charge-offs	$302	$409
Net loan charge-offs to average loans	.97%	1.29%

Other data
Average full-time equivalent employees	20,222	20,991

Taxable-equivalent adjustment	$36	$86

(a) 06-30-03 ratio is estimated.
TE = Taxable Equivalent

KeyCorp Reports Second Quarter 2003 Earnings
July 18, 2003

Consolidated Balance Sheets
(dollars in millions)

	6-30-03	3-31-03	6-30-02

Assets
Loans	$63,214	$62,719	$63,881
Investment securities	99	132	186
Securities available for sale	7,533	8,455	6,410
Short-term investments	1,867	2,837	1,471
Other investments	1,003	970	871

Total earning assets	73,716	75,113	72,819
Allowance for loan losses	(1,405)	(1,421)	(1,539)
Cash and due from banks	3,249	3,074	2,929
Premises and equipment	606	623	659
Goodwill	1,142	1,142	1,105
Other intangible assets	31	34	26
Corporate-owned life insurance	2,470	2,442	2,359
Accrued income and other assets	5,670	5,483	4,419

Total assets	$85,479	$86,490	$82,777

Liabilities
Deposits in domestic offices:
Noninterest-bearing	$11,375	$10,811	$9,095
Interest-bearing	36,174	35,738	33,132
Deposits in foreign office — interest-bearing	2,320	3,906	2,578

Total deposits	49,869	50,455	44,805
Federal funds purchased and securities sold under repurchase agreements	4,766	3,721	5,110
Bank notes and other short-term borrowings	2,403	2,551	3,390
Accrued expense and other liabilities	5,760	5,346	4,742
Long-term debt	14,434	16,269	16,895
Capital securities of subsidiary trusts	1,258	1,250	1,244

Total liabilities	78,490	79,592	76,186

Shareholders’ equity	6,989	6,898	6,591

Total liabilities and shareholders’ equity	$85,479	$86,490	$82,777

Common shares outstanding (000)	421,074	422,780	426,347

KeyCorp Reports Second Quarter 2003 Earnings
July 18, 2003

Consolidated Statements of Income
(dollars in millions, except per share amounts)

	Three months ended			Six months ended

	6-30-03	3-31-03	6-30-02	6-30-03	6-30-02

Interest income	$1,022	$1,021	$1,102	$2,043	$2,194

Interest expense	326	340	419	666	857

Net interest income	696	681	683	1,377	1,337
Provision for loan losses	125	130	135	255	271

	571	551	548	1,122	1,066
Noninterest income
Trust and investment services income	131	132	158	263	316
Service charges on deposit accounts	91	92	104	183	204
Investment banking and capital markets income	53	34	47	87	96
Letter of credit and loan fees	40	31	29	71	57
Corporate-owned life insurance income	27	27	26	54	52
Electronic banking fees	22	19	20	41	38
Net securities gains	3	4	1	7	1
Other income	67	58	63	125	127

Total noninterest income	434	397	448	831	891

Noninterest expense
Personnel	371	363	361	734	724
Net occupancy	56	59	56	115	113
Computer processing	44	44	48	88	102
Equipment	34	32	36	66	70
Marketing	33	25	30	58	56
Professional fees	32	25	21	57	42
Other expense	118	109	113	227	219

Total noninterest expense	688	657	665	1,345	1,326

Income before income taxes	317	291	331	608	631
Income taxes	92	74	85	166	145

Net income	$225	$217	$246	$442	$486

Net income per common share	$.53	$.51	$.58	$1.04	$1.14
Net income per common share — assuming dilution	.53	.51	.57	1.03	1.13

Weighted average common shares outstanding (000)	423,882	425,275	426,092	424,575	425,477
Weighted average common shares and potential common shares outstanding (000)	427,170	428,090	431,935	427,628	430,983

KeyCorp Reports Second Quarter 2003 Earnings
July 18, 2003

Consolidated Average Balance Sheets, Net Interest Income and Yields/Rates
(dollars in millions)

	Second Quarter 2003			First Quarter 2003			Second Quarter 2002

	Average			Average			Average
	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate

Assets
Loans: [a,b]
Commercial, financial and agricultural	$17,391	$218	5.01%	$17,221	$206	4.86%	$18,213	$232	5.11%
Real estate — commercial mortgage	5,932	80	5.38	6,034	82	5.49	6,414	95	5.94
Real estate — construction	5,331	68	5.14	5,683	72	5.16	5,870	79	5.40
Commercial lease financing	7,883	119	6.05	7,790	123	6.30	7,206	126	6.96

Total commercial loans	36,537	485	5.32	36,728	483	5.31	37,703	532	5.65
Real estate — residential	1,803	30	6.54	1,904	32	6.66	2,148	38	7.04
Home equity	14,433	219	6.09	14,005	217	6.29	13,072	229	7.03
Consumer — direct	2,135	40	7.44	2,129	40	7.68	2,210	46	8.37
Consumer — indirect lease financing	601	14	9.40	772	18	9.40	1,514	33	8.84
Consumer — indirect other	5,002	105	8.43	4,917	107	8.74	5,131	118	9.19

Total consumer loans	23,974	408	6.82	23,727	414	7.05	24,075	464	7.73
Loans held for sale	2,518	29	4.70	2,390	28	4.70	2,150	30	5.58

Total loans	63,029	922	5.86	62,845	925	5.95	63,928	1,026	6.43
Taxable investment securities	5	—	5.44	2	—	8.43	1	—	8.17
Tax-exempt investment securities [a]	110	3	9.46	125	3	8.89	205	4	8.31

Total investment securities	115	3	9.27	127	3	8.88	206	4	8.31
Securities available for sale [a,c]	8,321	97	4.68	7,790	101	5.21	6,014	96	6.40
Short-term investments	1,484	8	2.12	1,706	8	1.87	1,561	8	1.97
Other investments[c]	985	6	2.47	956	6	2.46	870	6	3.14

Total earning assets	73,934	1,036	5.61	73,424	1,043	5.73	72,579	1,140	6.30
Allowance for loan losses	(1,409)			(1,438)			(1,579)
Accrued income and other assets	12,187			11,928			10,560

Total assets	$84,712			$83,914			$81,560

Liabilities
NOW and money market deposit accounts	$17,740	41	.93	$16,747	42	1.03	$13,232	29	.88
Savings deposits	2,084	3	.54	2,043	3	.60	2,014	3	.67
Certificates of deposit ($100,000 or more) [d]	4,743	47	3.98	4,654	48	4.20	4,816	56	4.69
Other time deposits	11,434	84	2.96	11,799	90	3.09	13,085	131	4.02
Deposits in foreign office	2,445	8	1.25	1,719	5	1.24	2,638	12	1.76

Total interest-bearing deposits	38,446	183	1.91	36,962	188	2.07	35,785	231	2.59
Federal funds purchased and securities sold under repurchase agreements	4,661	13	1.11	5,220	16	1.26	5,541	24	1.71
Bank notes and other short-term borrowings [d]	2,765	17	2.50	2,382	16	2.75	2,995	20	2.73
Long-term debt, including capital securities [d]	16,309	113	2.90	17,278	120	2.90	17,230	144	3.37

Total interest-bearing liabilities	62,181	326	2.13	61,842	340	2.25	61,551	419	2.73

Noninterest-bearing deposits	10,053			9,788			8,719
Accrued expense and other liabilities	5,526			5,465			4,783

Total liabilities	77,760			77,095			75,053

Shareholders’ equity	6,952			6,819			6,507

Total liabilities and shareholders’ equity	$84,712			$83,914			$81,560

Interest rate spread (TE)			3.48%			3.48%			3.57%

Net interest income (TE) and net interest margin (TE)		710	3.85%		703	3.86%		721	3.98%

TE adjustment[a]		14			22			38

Net interest income, GAAP basis		$696			$681			$683

Capital securities	$1,266	$18		$1,254	$18		$1,236	$20

(a) Interest income on tax-exempt securities and loans has been adjusted to a taxable-equivalent basis using the statutory federal income tax rate of 35%.

(b) For purposes of these computations, nonaccrual loans are included in average loan balances.

(c) Yield is calculated on the basis of amortized cost.

(d) Rate calculation excludes basis adjustments related to fair value hedges.

TE = Taxable Equivalent

GAAP = Generally Accepted Accounting Principles

KeyCorp Reports Second Quarter 2003 Earnings
July 18, 2003

Line of Business Results
(dollars in millions)

Consumer Banking

						Percent change 2Q03 vs.

	2Q03	1Q03	4Q02	3Q02	2Q02	1Q03	2Q02

Summary of operations
Total revenue (TE)	$581	$559	$573	$576	$573	3.9%	1.4%
Provision for loan losses	65	78	77	69	70	(16.7)	(7.1)
Noninterest expense	356	332	334	336	331	7.2	7.6
Net income	100	93	101	107	108	7.5	(7.4)
Average loans	28,827	28,428	27,791	28,172	27,926	1.4	3.2
Average deposits	34,781	34,360	33,915	33,581	33,976	1.2	2.4
Net loan charge-offs	65	78	77	69	70	(16.7)	(7.1)
Return on average allocated equity	18.21%	17.75%	19.44%	20.60%	21.18%	N/A	N/A
Average full-time equivalent employees	8,447	8,519	8,324	8,436	8,488	(.8)	(.5)

Supplementary information (lines of business)
Retail Banking
Total revenue (TE)	$334	$321	$334	$337	$331	4.0%	.9%
Provision for loan losses	15	16	17	16	14	(6.3)	7.1
Noninterest expense	216	203	205	208	205	6.4	5.4
Net income	64	64	70	71	70	—	(8.6)
Average loans	9,839	9,571	9,378	9,123	8,760	2.8	12.3
Average deposits	30,182	29,931	29,554	29,450	30,076	.8	.4
Net loan charge-offs	15	16	17	16	14	(6.3)	7.1
Return on average allocated equity	40.75%	41.73%	47.23%	48.40%	49.69%	N/A	N/A
Average full-time equivalent employees	6,134	6,192	6,027	6,158	6,149	(.9)	(.2)
Small Business
Total revenue (TE)	$97	$94	$95	$98	$94	3.2%	3.2%
Provision for loan losses	17	17	15	16	15	—	13.3
Noninterest expense	47	43	42	45	43	9.3	9.3
Net income	21	21	24	23	23	—	(8.7)
Average loans	4,391	4,374	4,230	4,274	4,283	.4	2.5
Average deposits	4,264	4,077	4,005	3,798	3,588	4.6	18.8
Net loan charge-offs	17	17	15	16	15	—	13.3
Return on average allocated equity	21.16%	23.59%	27.92%	27.00%	28.04%	N/A	N/A
Average full-time equivalent employees	401	378	328	323	323	6.1	24.1
Consumer Finance
Total revenue (TE)	$150	$144	$144	$141	$148	4.2%	1.4%
Provision for loan losses	33	45	45	37	41	(26.7)	(19.5)
Noninterest expense	93	86	87	83	83	8.1	12.0
Net income	15	8	7	13	15	87.5	—
Average loans	14,597	14,483	14,183	14,775	14,883	.8	(1.9)
Average deposits	335	352	356	333	312	(4.8)	7.4
Net loan charge-offs	33	45	45	37	41	(26.7)	(19.5)
Return on average allocated equity	5.12%	2.84%	2.45%	4.52%	5.23%	N/A	N/A
Average full-time equivalent employees	1,912	1,949	1,969	1,955	2,016	(1.9)	(5.2)

KeyCorp Reports Second Quarter 2003 Earnings
July 18, 2003

Line of Business Results (continued)
(dollars in millions)

Corporate and Investment Banking

						Percent change 2Q03 vs.

	2Q03	1Q03	4Q02	3Q02	2Q02	1Q03	2Q02

Summary of operations
Total revenue (TE)	$385	$369	$407	$379	$381	4.3%	1.0%
Provision for loan losses	56	50	67	64	59	12.0	(5.1)
Noninterest expense	182	167	182	169	169	9.0	7.7
Net income	92	95	98	92	95	(3.2)	(3.2)
Average loans	28,172	28,391	28,736	29,193	29,668	(.8)	(5.0)
Average deposits	4,147	4,039	3,921	3,385	3,104	2.7	33.6
Net loan charge-offs	73	79	106	114	127	(7.6)	(42.5)
Return on average allocated equity	11.05%	11.62%	11.85%	11.20%	11.57%	N/A	N/A
Average full-time equivalent employees	2,269	2,295	2,318	2,301	2,247	(1.1)	1.0

Supplementary information (lines of business)
Corporate Banking
Total revenue (TE)	$221	$221	$239	$231	$238	—%	(7.1)%
Provision for loan losses	48	40	40	47	52	20.0	(7.7)
Noninterest expense	119	112	121	114	114	6.3	4.4
Net income	34	43	48	45	44	(20.9)	(22.7)
Average loans	14,002	14,334	14,936	15,523	16,273	(2.3)	(14.0)
Average deposits	3,421	3,362	3,202	2,785	2,556	1.8	33.8
Net loan charge-offs	65	69	79	97	120	(5.8)	(45.8)
Return on average allocated equity	6.86%	8.60%	9.34%	8.67%	8.30%	N/A	N/A
Average full-time equivalent employees	1,001	1,054	1,087	1,103	1,105	(5.0)	(9.4)
KeyBank Real Estate Capital
Total revenue (TE)	$93	$80	$116	$93	$83	16.3%	12.0%
Provision for loan losses	(1)	4	1	2	—	N/M	N/M
Noninterest expense	36	31	41	33	30	16.1	20.0
Net income	36	28	46	36	33	28.6	9.1
Average loans	7,406	7,497	7,753	7,833	7,711	(1.2)	(4.0)
Average deposits	712	665	710	590	538	7.1	32.3
Net loan charge-offs	(1)	4	1	2	—	N/M	N/M
Return on average allocated equity	16.97%	14.02%	23.04%	18.69%	17.77%	N/A	N/A
Average full-time equivalent employees	655	635	618	592	522	3.1	25.5
Key Equipment Finance
Total revenue (TE)	$71	$68	$52	$55	$60	4.4%	18.3%
Provision for loan losses	9	6	26	15	7	50.0	28.6
Noninterest expense	27	24	20	22	25	12.5	8.0
Net income	22	24	4	11	18	(8.3)	22.2
Average loans	6,764	6,560	6,047	5,837	5,684	3.1	19.0
Average deposits	14	12	9	10	10	16.7	40.0
Net loan charge-offs	9	6	26	15	7	50.0	28.6
Return on average allocated equity	17.68%	20.32%	3.52%	10.01%	17.15%	N/A	N/A
Average full-time equivalent employees	613	606	613	606	620	1.2	(1.1)

KeyCorp Reports Second Quarter 2003 Earnings
July 18, 2003

Line of Business Results (continued)
(dollars in millions)

Investment Management Services

						Percent change 2Q03 vs.

	2Q03	1Q03	4Q02	3Q02	2Q02	1Q03	2Q02

Summary of operations
Total revenue (TE)	$187	$192	$211	$206	$221	(2.6)%	(15.4)%
Provision for loan losses	4	2	3	2	6	100.0	(33.3)
Noninterest expense	159	158	160	162	166	.6	(4.2)
Net income	15	20	30	26	31	(25.0)	(51.6)
Average loans	5,031	4,957	4,890	4,825	4,892	1.5	2.8
Average deposits	5,939	5,216	4,724	3,694	3,583	13.9	65.8
Net loan charge-offs	3	4	3	2	6	(25.0)	(50.0)
Return on average allocated equity	9.94%	13.00%	19.10%	16.61%	20.15%	N/A	N/A
Average full-time equivalent employees	2,842	2,944	3,009	3,096	3,182	(3.5)	(10.7)

N/M = Not Meaningful

N/A = Not Applicable

TE = Taxable Equivalent